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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):    May 29, 2003

GENERAL MARITIME CORPORATION
(Exact name of each Registrant as specified in its Charter)

Republic of the Marshall Islands (State or other jurisdiction of incorporation or organization)	001-16531 (Commission File Number)	06-159-7083 (IRS employer identification no.)
35 West 56th Street New York, New York (Address of principal executive offices)		10019 (Zip Code)

(Registrant's telephone number, including area code): (212) 763-5600

Item 2.    Acquisition or Disposition of Assets

        On May 29, 2003, General Maritime Corporation (the "Company") received delivery of Genmar Progress, thereby completing the acquisition of 19 tankers from Metrostar Management Corporation, a company based in Athens, Greece, for an aggregate purchase price of $525 million. The Company financed substantially all of this acquisition with the net proceeds of its $250 million private placement of 10% Senior Notes that was completed on March 20, 2003, together with senior secured bank borrowings in the amount of $275 million from JPMorgan Chase Bank, Nordea Bank Finland plc, New York Branch, Hamburgische Landesbank—Girozentrale and The Governor and Company of the Bank of Scotland.

        The 19 tankers acquired were used by Metrostar Management Corporation to transport crude oil cargoes for third parties. The Company plans to use the tankers in its business of providing seaborne oil transportation services to third parties under voyage and time charter contracts. The Company operates a majority of its tankers in the Atlantic basin, which includes ports in the Caribbean, South and Central America, the United States, Western Africa, the Mediterranean, Europe and the North Sea.

Item 9.    Regulation FD Disclosure

        The information in this Item 9 of Form 8-K, "Regulation FD Disclosure" is being furnished to, but not filed with, the Securities and Exchange Commission.

        On June 4, 2003, the Company issued a press release announcing the completion of its acquisition of 19 tankers from Metrostar Management Corporation. A copy of the press release is attached hereto as Exhibit 99.1.

Exhibits

2.1.
Execution Copy of Master Agreement between Metrostar Management Corporation and General Maritime Corporation dated January 23, 2003.

2.2.
Addendum A to Master Agreement.

2.3.
Form of Individual Vessel Memorandum of Agreement.

99.1.
Press Release issued on June 4, 2003 announcing acquisition.

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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

June 13, 2003
GENERAL MARITIME CORPORATION
	By:	/s/ WILLIAM VIQUEIRA William Viqueira Vice President and Chief Financial Officer

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SIGNATURES